As filed with the Securities and Exchange Commission on April 12, 1999

                                                 Registration No.___

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-3
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                 MegaBank Financial Corporation
     (Exact name of registrant as specified in its charter)

     Colorado                      6719            84-0949755
(State or other    (Primary Standard Industrial  (I.R.S. Employer
jurisdiction of    Classification Code Number)  Identification No.)
incorporation or
organization)

                       8100 East Arapahoe
                    Englewood, Colorado 80112
                         (303) 740-2265
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                       Thomas R. Kowalski
              Chairman and Chief Executive Officer
                     8100 East Arapahoe Road
                    Englewood, Colorado 80112
                         (303) 740-2265
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

     With Copies to:
                     Ernest J. Panasci, Esq.
            SLIVKA ROBINSON WATERS & O'DORISIO, P.C.
                  1099 18th Street, Suite 2600
                     Denver, Colorado 80202
                         (303) 297-2600
                      (303) 297-2750 (FAX)
      Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x ]
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                  CALCULATION OF REGISTRATION FEE

                               Proposed      Proposed
                                Maximum      Maximum
                     Amount    Offering     Aggregate    Amount
Title of Each Class   to be      Price       Offering      of
         of          Regis-    Per Share      Price     Registra-
  Securities to be   tered                                tion
     Registered                                           Fee
------------------------------------------------------------------
Common Stock, no     243,551    $9.22     $2,245,540    $662.43
par value                     (1),(2),(3)  (1),(2),(3)
------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) solely for purposes of calculating the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market as of April 9, 1999.

(2)  Represents  162,369  shares  of  Common  Stock   issued   in
     connection with the merger of Empire Title and Escrow Corporation with and into MB Title Company, a wholly owned subsidiary of the Company, and shares of Common Stock, the estimated number of shares of Common Stock of the Company that may be issued as part of the Post-Effective Time Consideration to the Selling Stockholders pursuant to the terms of the Merger Agreement and additional shares of Common Stock that may be issued to the Selling Stockholders if on the day preceding the day this registration statement is declared effective by the Commission the average closing price of the Registrant's Common Stock over the preceding ten (10) consecutive trading days is less than $8.78

(3) The shares of Common Stock offered hereby includes the number of shares of Common Stock issued by the Registrant at the time of the Merger and an estimate of the number of shares of Common Stock of the Registrant that may be issued as part of the Post-Effective Time Consideration and that may be issued by the Registrant if on the day preceding the day this registration statement is declared effective by the Commission the average closing price of the Registrant's Common Stock over the preceding ten (10) consecutive trading days is less than $8.78. Such number of shares is subject to adjustment and could be materially less than the estimated amount depending upon factors that cannot be predicted by the Registrant at this time, including, among other things, the future market price of the Registrant's Common Stock. This presentation is not intended to constitute a prediction as to the future market price of the Registrant's Common Stock or as to the number of shares of Common Stock issuable as part of the Post-Effective Time Consideration. See "MegaBank Financial Corporation- Recent Developments"; "Risk Factors" and "Plan of Distribution."



      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

           SUBJECT TO COMPLETION DATED APRIL __, 1999

PROSPECTUS
----------
                         243,551 SHARES

                 MEGABANK FINANCIAL CORPORATION

                          Common Stock
                    (No par value per share)
                   __________________________


     This Prospectus relates to the proposed offer and sale of up to an aggregate of 243,551 shares of Common Stock of MegaBank Financial Corporation (the "Common Stock") by the selling stockholders identified under the caption "Selling Stockholders." MegaBank Financial Corporation issued the shares to the Selling Stockholders in connection with MegaBank Financial Corporation's acquisition of Empire Title and Escrow Corporation which was owned by the selling stockholders.

      MegaBank Financial Corporation will pay the expenses of registration of the shares but the Selling Stockholders will pay any broker-dealer commissions, discounts, fees and expenses.

      The Selling Stockholders may sell the shares from time to time on the Nasdaq National Market or in private transactions, at prevailing market prices or at privately negotiated prices.

      The Common Stock is listed on Nasdaq National Market under the symbol "MBFC." On April 9, 1999 the last reported sale price was $9.19 per share.

                     ______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.
                     ______________________


          The date of this Prospectus is April __, 1999

               WHERE YOU CAN FIND MORE INFORMATION

      MegaBank Financial Corporation (the "Company", "we", "us", and "our") files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. For more information about the SEC's public reference rooms and their copy charges, please call the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from the website maintained by the SEC at http://www.sec.gov. Our securities are listed and traded on the NASDAQ National Market System. Reports, proxy statements and other information concerning MegaBank may be inspected at the offices of the NASDAQ, 86 Trinity Place, New York, New York 10006.

      We have filed a registration statement on Form S-3 with the SEC covering the Common Stock. For further information regarding the Company and the securities, you should refer to our registration statement and its exhibits. Since the Prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our Registration Statement.

        INCORPORATION OF INFORMATION WE FILE WITH THE SEC

      The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We are incorporating by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until this offering is completed:

      (a)  Annual Report on Form 10-KSB for our fiscal year ended
December 31, 1998;

      (b) Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30,
1998;

      (c)   Current  Reports on Form 8-K filed on  September  24,
1998, October 7, 1998 and April 5,
1999;

      (e)  Current Reports on Form 8-A filed on October 28, 1998;
and

      (d) The description of our Common Stock contained in our registration statements filed under Section 12 of the Exchange
Act, including any amendment or report filed for the purpose of updating such description.

      You may request a copy of these filings at no cost by writing or telephoning us at this address and telephone number:

          MegaBank Financial Corporation
          Investor Relations

          8100 East Arapahoe Road
          Englewood, Colorado 80112
          (303) 740-2265

      In addition, you can obtain these filings electronically at the SEC's worldwide website at http://sec.gov/edgarhp/htm.

      You should rely only on the information provided in this Prospectus or in any later Prospectus Supplement or incorporated by reference in either document. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell securities in any state or country where the offer is not permitted. You should not assume that the information in this Prospectus or any later Prospectus Supplement is accurate as of any date other than the date on the front of the document.

    CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

       Certain statements contained in this Prospectus, any applicable supplement to this Prospectus and the documents incorporated by reference into this Prospectus, may constitute "forward-looking statements" within the meaning of the federal securities laws. The following or similar words are intended to identify forward-looking statements in our documents: "may", "could", "should", "would", "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "projection", "forecast", "goal" and similar terms and/or expressions.

      Forward-looking statements are based on our management's expectations regarding our future economic performance and take into account only the information currently available. These statements are not statements of historical fact. Various factors could cause our actual results, performance or financial condition to differ materially from the expectations expressed or implied in any forward-looking statements. Some of these factors are listed below: (i) general volatility of the capital markets and the market price of our shares, (ii) entering into the title insurance business, (iii) diversifying into the land development business, (iv) the success of our growth strategy, (v) the competitive  banking  environment, (vi) the  sufficiency  of  our allowance for loan losses, (vii) risks relating to the our concentration of land development and construction loans, (viii) changes in economic conditions, including interest rates, management's ability to manage interest rates, and credit risks,
(ix) the impact of future regulations, (x) our ability to employ and retain qualified employees, (xi) our ability, and the ability of our significant vendors, suppliers and customers, to achieve Year 2000 compliance and (xii) the dependence upon Thomas R. Kowalski the Chairman of the Board of the Company.

      We qualify all forward-looking statements contained in our documents by these cautionary factors.

                 MEGABANK FINANCIAL CORPORATION

General

      MegaBank Financial Corporation (the "Company", "we", "us", and "our") was founded in 1984 by its Chairman and Chief Executive Officer, Thomas R. Kowalski, with the objective of building a banking franchise in the Denver, Colorado metropolitan area that would deliver a broad based package of products and services to businesses and individuals. The Company's banking subsidiary, MegaBank (the "Bank") was organized in 1983. Since the advent of branch banking in Colorado in 1993, the Bank has opened seven additional banking locations throughout the Denver area for a total of eight locations, with two more branches in the planning and construction phases.

      Since inception, the Bank has specialized its lending practice in the residential construction industry. The Bank is one of the area's leading originators of land development and residential construction loans to small- and medium-sized homebuilders.

     We have achieved significant growth measured from the end of

1995. Total assets have increased to $231 million as of December 31, 1998, from $158 million and $119 million as of December 31, 1997 and December 31 1996, respectively. During the same time period, net income increased to $3.8 million for the year ended December 31, 1998 from $2.8 million and $2.4 million for the years ended December 31, 1997 and 1996, respectively. For the year ended December 31, 1998 return on average assets equaled 1.89% while return on equity equaled 24.48%.

     In September 1998, we changed our status to a unitary thrift holding company within the meaning of the Home Owners' Loan Act of 1933, as amended. We are registered with the Office of Thrift Supervision ("OTS") and are subject to OTS regulations, examinations, supervision and reporting requirements. Also, in September 1998, the Bank converted its charter from a Colorado state-chartered commercial bank to a federal savings bank.

      The Company's principal executive office is located at 8100
East Arapahoe Road, Englewood, Colorado 80112, and its telephone number is (303) 740-2265.

Recent Developments

           On April 5, 1999, we acquired Empire Title and Escrow Corporation ("Empire") from the Selling Stockholders. Empire is a title insurance company that issues real estate title insurance policies on residential and commercial real estate. Empire, formed in 1991, has four offices in the metropolitan Denver area and one office in Fort Collins, Colorado. Empire represents three national title insurance underwriters: United General Title Insurance Company, First American Title Insurance Company and Lawyers Title Insurance Corporation. The acquisition of Empire allows us the ability to offer a broader array of financial products and services to our customers.

       The Selling Stockholders have the right to receive additional consideration based upon the future performance of
Empire during the three years following the acquisition of Empire. The entire purchase price paid for Empire will be paid in our Common Stock and cash. In connection with the transaction, and as part of the consideration for the acquisition of Empire, the Company issued at the closing to the Selling Stockholders 162,369 shares of Common Stock, all of which Common Stock is being offered by this Prospectus. Also, we are registering up to 81,182 shares of Common Stock that may be issued to the Selling Stockholders as part of the Post Effective Time Consideration and that may be issued by us if on the day preceding the date of this Prospectus the average price of our Common Stock over the ten day period preceding the date of this Prospectus was less than $8.78, which Common Stock is also being offered by this Prospectus.


RISK FACTORS

      Investment in our securities involves substantial risks and prospective purchasers should carefully consider the following risk factors prior to making an investment.

      - Loan and Business Concentration. Since the 1980's the Bank has been one of the leading originators of land development and residential construction loans to small- and medium-sized builders in the Denver, Colorado area. These loans, in the aggregate, comprise a large percentage of the Bank's total loans. Also, we plan to expand into real estate development through a real estate subsidiary which will further concentrate us in the home building industry. Accordingly, adverse economic conditions in the home building industry could materially impact our primary business. These conditions could occur as a result of significant increases in interest rates, moratoriums on new building by municipalities, overbuilding of new homes in the Denver area and a general economic downturn.

      - Economic Conditions and Impact of Interest Rates. Results of operations for financial institutions, including us, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate values, housing starts, rapid changes in interest rates and the monetary and fiscal policies of the federal government. A decrease in interest rate spreads would have a negative effect on our net interest income and profitability, and there can be no assurance that this spread will not decrease. Moreover, substantially all of our loans are to individuals and businesses in the Denver area, and any decline in the economy of this market area could have an adverse impact on us.

      - Growth and Acquisition Risks. We have pursued and intend to continue to pursue an internal growth strategy. We have grown and intend to grow by the establishment of new branches. Establishing new branches through land purchase and development takes significant amounts of capital and time to build. Successful growth through branch expansion will depend on our ability to maintain sufficient regulatory capital levels and on continued favorable economic conditions in our market.

     - Real Estate Development Risks. We will also face risks in attempting to achieve growth through the planned establishment of a real estate subsidiary whose purpose is to purchase and/or develop land for resale to homebuilders. Among the risks we face are: having adequate staff to oversee acquisition and development of land; establishing and maintaining proper internal controls with respect to land inventory and development; using adequate procedures to ensure compliance with zoning requirements; and other risks associated with the establishment of new operations.

      - Government Regulation, Recent Legislation and Monetary Policy. We and the Bank are subject to extensive federal and state legislation, regulation and supervision which is intended primarily to protect depositors and the Bank Insurance Fund, rather than investors. Recently enacted, proposed and future legislation and regulations designed to strengthen the banking industry have had and may have a significant impact on the
banking   industry.   Although  some  of  the   legislative   and
regulatory changes may benefit us and the Bank, others may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for non-bank competitors. In addition, federal economic and monetary policy may affect the Bank's ability to attract deposits, make loans and achieve satisfactory interest spreads.

      -  Competitive Banking Environment. The banking business
in the Denver metropolitan area is highly competitive. We compete for loans and deposits with commercial banks, other savings and loan associations, finance companies, mutual funds, credit unions and mortgage bankers. In addition to traditional financial institutions, we also compete for loans with brokerage and investment banking companies, nonfinancial institutions, including retail stores that maintain their own credit programs, and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Many of our competitors have substantially greater resources and lending limits than us and perform other functions that we offer only through correspondents. Interstate banking is permitted in Colorado, and, since January 1, 1997, unlimited state-wide branch banking has been permitted.

      - Allowance for Loan Losses. Inability of borrowers to repay loans can erode earnings and capital. Like all financial institutions, the Bank maintains an allowance for loan losses to provide for loan defaults and nonperformance. The allowance is based on prior experience with loan losses, as well as an evaluation of the risks in the current portfolio, and is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond management's control, and such losses may exceed current estimates. There can be no assurance that our allowance for loan losses will be adequate to cover actual losses. Future provisions for loan losses could materially and adversely affect results of our operations.

      - Dependence on Key Person. We are highly dependent on the continued services of Thomas R. Kowalski, our Chairman and Chief Executive Officer. We do not have an employment agreement with Mr. Kowalski. Although we have a $3.0 million key man life insurance policy on Mr. Kowalski, proceeds under the policy paid to us will, at the option of certain affiliated stockholders of Mr. Kowalski, be utilized by the Company for the repurchase of all or a portion of Mr. Kowalski's Common Stock. The loss of the services of Mr. Kowalski could adversely affect us.

      - Year 2000 Compliance. As the year 2000 approaches, a significant business issue has emerged regarding existing application software programs and operating systems and their ability to accommodate the date value for the year 2000. Many existing software application products, including products used by the Bank, its suppliers and customers, were designed to accommodate only a two-digit date value, which represents the year. For example, information relating to the year 1996 is stored in the system as "96." As a result, the year 1999 (i.e., "99") could be the maximum date value that these systems will be able to process accurately. In response to concerns about this issue, regulatory agencies have begun to monitor holding companies' and banks' readiness for the year 2000 as part of the regular examination process.

      We presently believe that with modifications to existing software and conversion to new software, the year 2000 issue will not pose significant operational problems for our computer systems or business operations. Implementation of our plan to test in-house and out-sourced software has been underway since the first quarter of 1998. Testing of applications considered to be "mission critical" was completed in the first quarter of 1999 and modifications and changes necessary have been completed and tested. Compliance for all systems is expected by management to be completed by the third quarter of 1999; management currently estimates that such total compliance will cost approximately $150,000. Costs incurred through 1998 were approximately $24,000. Compliance audits performed to date have been positive and no specific items of improvement were noted. The team for the plan is responsible for the implementation of the plan and reports to the our Board of Directors on a monthly basis until the plan is completed.

      However, if the modifications that have been made are not effective, the year 2000 issue could have a material adverse impact on our operations. Because of the factors discussed below, management cannot estimate with any reasonable degree of certainty the magnitude of lost revenues should management's reasonable worst case scenario develop in which we would need to use an outside vendor to become year 2000 compliant and noncompliant customers were unable to repay their loans.

      Even though our "mission critical" systems have tested year 2000 compliant, we have in place a business resumption contingency plan in the event of an unforeseen problem in its computer systems. This plan details actions to be taken in the unlikely event of problems in the change over to the millennium. This process of validation is in accordance with Federal Financial Institutions Examination Council guidelines.

     The Bank has sent direct mail to its customers regarding the year 2000 issue and the need for readiness, pursuant to guidelines of the banking industry regulators. Management intends to continue to solicit customer response on this matter. The Bank has also instituted a policy requiring a loan applicant to sign a year 2000 acknowledgment certificate at closing as part of a loan package. Failure of our customers to prepare for year 2000 compatibility could have a significant adverse effect of customers' operations and profitability, thus inhibiting their ability to repay loans and adversely affecting our operations. We do not have sufficient information accumulated from customers to enable us to assess the degree to which customers' operations are susceptible to potential problems relating to the year 2000 issue or, further, to quantify the potential lost revenue to us in this case.

     - Potential Liability for Undercapitalized Subsidiary. Under federal law, a thrift holding company may be required to guarantee a capital plan filed by an undercapitalized bank subsidiary with its primary regulator. As such, it is possible that we will be required to contribute capital to the Bank or any other bank that we may acquire in the event that such bank becomes undercapitalized. Moreover, we may be required to make such capital contribution at a time when we have other significant capital needs, and, therefore, such requirement may adversely affect our business, financial condition, results of operations and cash flows.

      - No Dividends, Restrictions on Payments of Dividends. Our policy is to retain earnings to support the growth of our business, and it is unlikely that dividends will be paid in the foreseeable future. The Board of Directors has never declared cash dividends on the Company's common stock. Pursuant to the terms of our outstanding 8.75% Junior Subordinated Debentures (the "Debentures"), we generally cannot pay dividends if interest payments on the Debentures have been deferred or we are in default on the Debentures. Moreover, our ability to pay a cash dividend on our Common Stock, if we determine to do so, is largely dependent upon the payment of dividends by the Bank to the Company. The Bank's ability to pay dividends to us is restricted by federal regulations. Future cash dividends will be determined by the Board of Directors based on our earnings, financial condition, capital requirements and other relevant factors.

      - Concentration of Ownership. As of December 31, 1998, directors, executive officers and key employees of ours beneficially owned 50.2% of the Common Stock. Accordingly, such persons will be in a position to exercise substantial influence over our affairs and may impede the acquisition of control of the Company by a third party.

                         USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares offered in this Prospectus. All proceeds will be received and retained solely by the Selling Stockholders.

     SELLING STOCKHOLDERS

      The 243,551 shares being offered are beneficially owned by and offered for the accounts of the Selling Stockholders set forth in the following table. We issued the shares to the Selling Stockholders in connection with our acquisition of Empire Title and Escrow Corporation on April 5, 1999 and any subsequent issuance of shares to the Selling Stockholders pursuant to the Merger Agreement. The shares beneficially owned and that may be issued to the Selling Stockholders may represent up to 3.13% of the outstanding Common Stock as of April 12, 1999.

      Prior to the transaction, the Selling Stockholders had no relationship or affiliation with us or our affiliates. Following the acquisition, each of the following Selling Stockholders entered into a two-year employment agreement with Empire now a wholly owned subsidiary of ours ("New Empire"), and each will serve as an officer and director of New Empire as set forth below.

    Name of Selling Stockholder   Office
    John P. Dwyer, Jr.            Director
    James A. Cimino               President, Director
    Linda J. Kelsey               Vice President/Secretary/Treasurer,
                             					Director
    Roger W. Smith                Sr. Vice President, Director
    Brian R. Gray                 Vice President, Director
    Gregory C. Erpelding          Vice President
    Lynn A. Cisneros              Assistant Treasurer

      The following table sets forth, as of April 12, 1999, the name of each of the Selling Stockholders, certain beneficial ownership information with respect to each of the Selling Stockholders, and the number and percentage of securities offered by this Prospectus that may be sold from time to time by the Selling Stockolders pursuant to this Prospectus. The number of shares of Common Stock set forth in the following table that are being offered by the Selling Stockholders assumes that the maximum amount of post-closing consideration is earned in connection with the acquisition of Empire. The actual number of shares of our Common Stock that we may issue to the Selling Stockholders in connection with the acquisition of Empire is indeterminate and could be materially less (but not more) than the number assumed depending upon the financial performance of Empire in the next three years. There is no assurance the Selling Stockholders will sell the shares offered by this Prospectus.

                  Shares Beneficially          Shares Beneficially
                     Owned Prior to                Owned After
                        Offering   Shares Being  Offering (1)(2)
Name                Number   Percent(1)Offered   Number   Percent
James A. Cimino    63,946     0.82%   63,946      0        0
Brian R. Gray      55,419     0.71%   55,419      0        0
Linda J. Kelsey    44,287     0.57%   44,287      0        0
Roger W. Smith     33,823     0.44%   33,823      0        0
John P. Dwyer, Jr. 26,352     0.34%   26,352      0        0
Gregory C. Erpelding9,862     0.13%    9,862      0        0
Lynn Cisneros       9,862     0.13%    9,862      0        0

    Totals        243,551     3.13%  243,551      0        0

(1) Applicable percentage of ownership is based on shares of Common Stock outstanding on April 12, 1999.
(2)  Assumes the sale of all shares offered hereby.


                      PLAN OF DISTRIBUTION

      We are registering the shares of Common Stock on behalf of the Selling Stockholders. As used herein, "Selling Stockholders" includes donees and pledgees selling shares received from the Selling Stockholders after the date of this Prospectus. We will pay all costs, expenses and fees related to the registration of the shares. The Selling Stockholders will pay all brokerage commissions and similar, selling expenses, if any, incurred in connection with the sale of the shares. The Selling Stockholders may sell the shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Stockholders.

      The Selling Stockholders may effect transactions by selling shares directly to purchasers or through broker-dealers. In the event that the Selling Stockholders do not intend to effect the sale of the shares through a broker-dealer, the Selling Stockholders must notify us in advance of any intended transaction so we can determine compliance with applicable federal and state securities laws. After we notify the Selling Stockholders that the transaction may proceed, the Selling Stockholders may sell the shares. If necessary, we may file with the SEC a supplemental prospectus which describes the method of sale in greater detail pursuant to Rule 424(c) under the Securities Act of 1933. In effecting sales, broker-dealers engaged by the Selling Stockholders and/or purchasers of the shares may arrange for other broker-dealers to participate.

Broker-dealers may receive commissions, concessions or discounts from the Selling Stockholders and/or the purchasers of the shares in amounts to be negotiated prior to the sale (and which might be in excess of customary commissions). In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this Prospectus.

      The Selling Stockholders and any broker-dealer who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions or other compensation received by them and any profit on any resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

      Because the Selling Stockholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

      At the time a particular offer of shares is made, to the extent required, a supplemental prospectus will be distributed which will set forth the number of Shares being offered and the terms  of  the  offering  including the  name  or  names  of  any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares purchased from the Selling
Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or discounts allowed or paid to dealers.

      In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      We have agreed to keep the registration statement of which this Prospectus constitutes a part effective in respect of shares issued pursuant thereto until the first to occur of the following dates.

      -  The date one year from the final payment of the Post-
Effective Time Consideration.
      - Such date as all of the shares offered by the selling stockholders listed above have been sold.

      We intend to de-register any of the shares not sold by the Selling Stockholders after such time.

                          LEGAL MATTERS

      The legality and certain matters with respect to the securities offered hereby will be passed upon for us by Slivka
Robinson Waters & O'Dorisio, P.C., Denver, Colorado.

                             EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1998, have been so included in reliance upon the report of Fortner, Bayens, Levkulich & Co., P.C., independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

-    We   have   not  authorized
     anyone  to  give  you   any
     information  that   differs
     from  the  information   in
     this  Prospectus.   If  you
     receive    any    different
     information, you should not
     rely on it.

-    The    delivery   of   this
     Prospectus shall not, under
     any  circumstances,  create
     an     implication     that
     MegaBank          Financial
     Corporation  is   operating
     under  the  same conditions
     that it was operating under
     when  this  Prospectus  was
     written.   Do  not   assume
     that     the    information
     contained      in      this
     prospectus  is  correct  at
     any   time  past  the  date
     indicated.

-    This  Prospectus  does  not
     constitute an offer                           _________ Shares
     to     sell,     or     the
     solicitation of an offer to
     buy,  any securities  other
     than   the  securities   to
     which it relates.
                                                MEGABANK FINANCIAL
-    This  Prospectus  does  not                    CORPORATION
     constitute an  offer
     to     sell,     or     the
     solicitation of an offer to
     buy,   the  securities   to
     which  it  relates  in  any
     circumstances in which such
     offer  or  solicitation  is
     unlawful.

     _______________                              Common Stock

             Table Of Contents
                                         Page
Where You Can Find More Information        2
Incorporation of Information We File with
the SEC                                    2
MegaBank Financial Corporation             3
Risk Factors                               3
Use of Proceeds                            7
Selling Stockholders                       7       Prospectus
Plan of Distribution                       8
Legal Matters                              9
Experts                                    9
                                                April ___, 1999

                               PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The following table sets forth an itemized statement of all
estimated   expenses  in  connection  with   the   issuance   and
distribution of the securities being registered:

               SEC registration fee        $   662.43
               Legal expenses*               5,000.00
               Accounting fees and expenses* 5,000.00
               Miscellaneous*                2,000.00
                                             --------
                    Total                  $12,662.43

______________________________
* Estimated

      The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents, and any transfer taxes. The Selling Stockholders will pay their own expenses, including expenses of its own counsel, broker or dealer fees, discounts and expenses and all transfer and other taxes on the sale of shares.

Item 15.  Indemnification of Directors and Officers

      The Company's Articles of Incorporation provide that the board of directors is authorized, without the need for stockholder approval, to indemnify directors, officers and other persons without regard to whether or not such powers are expressly provided for by Colorado law; provided, however, that the exercise of such indemnification powers by the board of directors are consistent with Colorado law. Generally under Colorado law, any director or officer who is made or threatened to be made a party to any suit or proceeding may be indemnified if such director or officer acted in good faith and had no reasonable basis to believe that (i) in the case of conduct in an official capacity with the Company, his or her conduct was in the Company's best interests; and (ii) in all other cases, his or her conduct was at least not opposed to the best interests of the Company; and, with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Colorado law further provides that such indemnification is not exclusive of any other rights to which such individuals may be entitled under a company's Articles of Incorporation or Bylaws, or pursuant to any agreement, insurance policies, vote of stockholders or disinterested directors or otherwise.

     In addition, the Company's Articles of Incorporation provide that to the fullest extent permitted by Colorado law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. Notwithstanding such limitations on liability, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for certain activities prohibited by Colorado law (relating primarily to the unlawful payment of dividends, repurchase of stock or improper loans or guarantees to directors), and for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

       There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 16.  Exhibits

      (a) Exhibits. The following exhibits are filed as part of this registration statement.

Exhibit Number        Description

     4.1              Description of
                      the Registrant's capital stock in  Article
                      IV of the Amended and Restated Articles of Incorporation of MegaBank Financial
                      Corporation incorporated by reference to
                      Exhibit 3.1 of the Registrant's
                      Registration Statement on Form SB-2
                      (Registration No. 333-42189 and 333-42191)
                      dated December 12, 1997 and as amended on January 22, 1998 and January 29, 1998.

     5                Opinion of Slivka
                      Robinson Waters & O'Dorisio, P.C.

     23.1             Consent of Slivka
                      Robinson Waters & O'Dorisio, P.C.
                      (included  in the Opinion filed as  Exhibit
                      5)

     23.2             Consent of Fortner, Bayens,
                      Levkulich & Co., P.C.

     24               Power of Attorney
                      (included in signature page to
                      Registration Statement)

Item 17. Undertakings

     (a)     Rule 415.

                The undersigned small business issuer hereby undertakes that it will:

           (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                            (iii)        Include   any   material
               additional or changed information on the plan of distribution.

          (2) For determining liability under the Securities Act of 1933 (the "Securities Act"), treat each post-effective amendment as a new registration statement of securities offered, and the offering of the securities at that time to be the initial bona fide offering.

           (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (e)  Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i)  Rule 430A.

     The undersigned small business issuer hereby undertakes that it will:

          (1) For determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

          (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

                             SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on April 12, 1999.


                              MEGABANK FINANCIAL CORPORATION


                              By:    /s/ Thomas R. Kowalski
                                     Thomas R. Kowalski
                                     Chairman and Chief Executive
Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 12, 1999.

Dated:   April 12, 1999

      Each person whose signature appears below constitutes and appoints Thomas R. Kowalski and Larry A. Olsen his trust and lawful attorneys-in-fact and agents, each acting alone, with full power of stead, in any and all capacities, to sign any or all amendments to this S-3 Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Signature                   Title



  /s/ Thomas R. Kowalski        Chairman, Chief Executive Officer
Thomas R. Kowalski                  and Director



 /s/ Larry A. Olsen             President, Chief Operating Officer
Larry A. Olsen                      and Director


  /s/ Hiram J. Welton           Treasurer and Chief Accounting Officer
Hiram J. Welton


  /s/ Larry A. Olsen            Director
Attorney-in-fact for
Raymond A. Anilionis



  /s/ Larry A. Olsen            Director
Attorney-in-fact for
Donald B. Brown

  /s/ Larry A. Olsen            Director
Attorney-in-fact for
William F. Sievers


  /s/ Larry A. Olsen            Director
Attorney-in-fact for
Roger L. Morgan

                                 Index to Exhibits

Exhibit Number           Description

4.1                      Description of the
                         Registrant's capital stock in Article IV of the Amended and Restated Articles of Incorporation of MegaBank Financial
                         Corporation incorporated by reference to
                         Exhibit 3.1 of the Registrant's
                         Registration Statement on Form SB-2
                         (Registration No. 333-42189 and 333-
                         42191) dated December 12, 1997 and as
                         amended on January 22, 1998 and January
                         29, 1998.

5                        Opinion of Slivka
                         Robinson Waters & O'Dorisio, P.C.

23.1                     Consent of Slivka
                         Robinson Waters & O'Dorisio. P.C.
                         (included in the Opinion filed as
                         Exhibit 5)

23.2                     Consent of Fortner, Bayens, Levkulich &
                         Co., P.C.

24                       Power of Attorney
                         (included in signature page to
                         Registration Statement)

                            EXHIBIT 5
         [Slivka Robinson Waters & O'Dorisio Letterhead]



                         April 12, 1999


MegaBank Financial Corporation
8100 East Arapahoe
Englewood, Colorado 80112


     Re:  MegaBank Financial Corporation
                    Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted as counsel to MegaBank Financial Corporation, a Colorado corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") covering 243,551 shares (the "Shares") of common stock of the Company, no par value per share (the "Common Stock"). The Shares being registered are being sold by the Selling Stockholders.

      The opinion hereinafter set forth is given to the Company pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-B. The only opinion rendered by this firm consists of the matters set forth in numbered paragraph 1 below (our "Opinion"), and no other opinion is implied or to be inferred beyond such matter. This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter is subject to and should be read in conjunction therewith. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

      Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

      In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Articles of Incorporation and Bylaws, as restated or amended, of the Company; the Agreement and Plan of Merger dated April 5, 1999, by and between the Company, MB Title Company, Empire Title and Escrow
Corporation,  and  the  stockholder of Empire  Title  and  Escrow
Corporation; and the resolutions adopted by the Board of Directors of the Company authorizing, approving and ratifying the Merger Agreement and the preparation and filing of the Registration Statement. In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company and the Selling Stockholders where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

      As to various factual matters that are material to our Opinion, we have relied upon the factual statements set forth in an officer's certificate of the Company and certificates of, and other information obtained from, public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

     Members of this firm are admitted to the Bar of the State of Colorado and are duly qualified to practice law in that state. Because the Company is organized under, and the subject of our Opinion therefore is governed by, the Business Corporation Code of the State of Colorado (the "Colorado Code"), we do not herein express any opinion concerning any matter respecting or affected by any laws other than laws set forth in the Colorado Code that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as the offering and sale of the Shares. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

      Based upon and subject to the foregoing, we are of the Opinion that:

      (1) the Corporation (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and (b) has requisite corporate power and authority to carry on its business as described in the Registration Statement.

          (2) the ________ Shares to be registered are validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement.

      The opinions set forth above are subject to the General Qualifications and are provided to you and may be relied upon by you only in connection with the Registration Statement and as legal opinions only and not as a guarantee or warranty of the matters discussed herein.

      This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.


                         Very truly yours,

                         /s/ Slivka Robinson Waters & O'Dorisio,
P.C.

                         SLIVKA ROBINSON WATERS & O'DORISIO, P.C.

         CONSENT OF FORTNER BAYENS LEVKULICH & CO., P.C.



EXHIBIT 23.2



               CONSENT OF INDEPENDENT ACCOUNTANTS


      We consent to the incorporation by reference in the registration statement of MegaBank Financial Corporation and Subsidiaries (the "Company") on Form S-3 (File No. 33- ) of our report, dated February 19, 1999, on our audits of the consolidated financial statements of the Company appearing on page thirty (30) of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Prospectus.




                    Fortner Bayens Levkulich & Co., P.C.

Denver, Colorado
April 12, 1999
                                   II-19